Exhibit 17.1

HEALTH PARTNERSHIP INC.

May 10, 2006

Board of Directors of
Health Partnership Inc.
c/o Lee Wiskowski
3111 N. Seminary, Suite 1N
Chicago, IL 60657

Gentlemen:

This is to advise you that I hereby resign as an officer and director of Health Partnership Inc., effective immediately.

Very truly,

/s/ Gerard M. Jacobs
Gerard M. Jacobs